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                                                                    EXHIBIT 10.8

                           CHANGE IN CONTROL AGREEMENT

         This Change in Control Agreement (the "Agreement") is made and entered into as of April 10, 2001, by and between Hillenbrand Industries, Inc., an Indiana corporation (the "Company"), and _______________ (the "Executive").

         WHEREAS, the Company considers it essential to the best interests of its shareholders to foster continuous employment by the Company and its subsidiaries of their key management personnel;

         WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company has recommended, and the Board has approved, that the Company enter into Change in Control Agreements with key executives of the Company and its subsidiaries who are from time to time designated by the Management of the Company and approved by the Committee;

         WHEREAS, the Committee and the Board believe that Executive has made valuable contributions to the productivity and profitability of the Company and consider it essential to the best interests of the Company and its shareholders that Executive be encouraged to remain with the Company; and

         WHEREAS, the Board believes it is in the best interests of the Company and its shareholders that Executive continue in employment with the Company in the event of any proposed Change in Control (as defined below) and be in a position to provide assessment and advice to the Board regarding any proposed Change in Control without concern that Executive might be unduly distracted by the personal uncertainties and risks created by any proposed Change in Control:

         NOW, THEREFORE, the Company and Executive agree as follows:

         1. TERMINATION FOLLOWING A CHANGE IN CONTROL. The Company will provide or cause to be provided to Executive the rights and benefits described in
Section 2 hereof in the event that Executive's employment with the Company and its subsidiaries is terminated:

               (a) by the Company for any reason other than on account of his death, permanent disability, retirement or for Cause at any time prior to the second anniversary of a Change in Control; or

               (b) by Executive for Good Reason at any time prior to the second anniversary of a Change in Control.

         Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive's employment with the Company is terminated by the Company, without Cause, prior to the date on which the Change in Control occurs, and if it is reasonably



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demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control which subsequently occurs within 3 months of such termination, then for purposes of this Agreement (including Section 3 hereof) a Change in Control shall be deemed to have occurred on the day immediately prior to such termination of employment and all references in Section 2 to payments within a specified period following "Termination" shall instead be references to the specified period following the Change in Control.

         The rights and benefits described in Section 2 and 3 hereof shall be in lieu of any severance payments otherwise payable to Executive under any employment agreement or severance plan or program of the Company or any of its subsidiaries but shall not otherwise affect Executive's rights to compensation or benefits under the Company's compensation and benefit programs except to the extent expressly provided herein.

         2.       RIGHTS AND BENEFITS UPON TERMINATION.

         In the event of the termination of Executive's employment under any of the circumstances set forth in Section 1 hereof ("Termination"), the Company shall provide or cause to be provided to Executive the following rights and benefits provided that Executive executes and delivers to the Company within 30 days of the Termination a Release in the form attached hereto as Exhibit A:

                  (a) a lump sum payment in cash in the amount of two times Executive's Annual Base Salary (as defined below), payable within 30 days of Termination;

                  (b) for the 24 months following Termination, continued health and medical insurance coverage for Executive and his dependents substantially comparable (with regard to both benefits and any employee contributions) to the coverage provided by the Company immediately prior to the Change in Control for active employees of equivalent rank. From the end of such 24-month period until Executive attains Social Security Retirement Age, Executive shall have the right to purchase (at COBRA rates applicable to such coverage) continued coverage for himself and his dependents under one or more plans maintained by the Company for its active employees, to the extent Executive would have been eligible to purchase continued coverage under the plan in effect immediately prior to the Change in Control had his employment terminated 24 months following Termination;

                  (c) a lump sum payment in cash, payable within 30 days of Termination, equal to the unpaid portion of the Perquisite Compensation to which Executive is entitled for the year of Termination plus the amount of Perquisite Compensation to which Executive would be entitled for one additional year based on his Annual Base Salary;

                  (d) a lump sum payment in cash, payable within 30 days of Termination, equal to the unpaid portion of the car allowance to which Executive is entitled for the year of Termination plus the amount of car allowance for one additional year;



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                  (e) except as provided otherwise in this paragraph,
continuation for Executive, for a period of two years following Termination, of the Split Dollar Life Insurance Program (if any) provided for Executive by the Company immediately prior to the Change in Control and the group term life insurance program provided for executive immediately prior to the Change in Control. The Company shall be under no obligation to provide insurance benefits with reference to a Split Dollar Life Insurance Program that has terminated between the date of the Change in Control and Executive's Termination under [sub-sections (a), (b), or (c) of Section 4.1] of such program's agreement between the policy owner and the Company. The company shall be under no obligation to provide insurance benefits with reference to a Split Dollar Life Insurance Program that has terminated between the date of the Change in Control and Executive's Termination by notice from the policy owner under [subsection
(d) of Section 4.1] of such agreement. If Executive is a participant in a Split Dollar Life Insurance Program, the Company may nevertheless elect to exercise its right to terminate the Split Dollar Life Insurance Program under Section [4.1(d)] of the program agreement between the policy owner and the Company. If the Company elects to exercise such right, the Company shall provide insurance coverage with a face amount comparable to the then current face amount (net of the Company's interest) in the split-dollar policy, at no greater cost to the policy owner and the Executive, until the completion of the two-year period following Termination. Nothing in the paragraph shall prevent Company and the policy owner from agreeing to provide such comparable coverage through a modification of their agreement under the Split Dollar Life Insurance Program;

                  (f) a lump sum payment in cash, payable within 30 days of Termination, equal to all accrued and unpaid vacation, reimbursable business expenses, and similar miscellaneous benefits as of the Termination; and

                  (g) a monthly pension annuity benefit starting at age 62 or the current age, if later (in the form of a joint and 50% survivor annuity) equal to the difference between (i) the monthly Pension Plan annuity benefit, the monthly Supplemental Pension Plan annuity benefit if Executive is a participant in the Supplemental Pension Plan, and any additional pension benefit provided in an offer letter (or other written letter) if Executive is subject to such an offer letter (or other written letter), which Executive will receive starting at age 62 or the current age, if later (in the form of a joint and 50% survivor annuity), and (ii) the monthly pension annuity benefit he would have received starting at age 62 or the current age, if later under such plan(s) and/or offer letter, as in effect on April 10, 2001, (in the form of a joint and 50% survivor annuity) calculated as if Executive had earned two additional years of service and pay at his Annual Base Salary (and for purposes of calculating Average Monthly Earnings as defined in the Pension Plan, Executive Annual Base Salary shall be annualized for any portion of the imputed service period which is less than a full calendar year and such portion of the year shall be eligible to be counted). The monthly pension annuity benefit described in the prior sentence shall be paid at the same time(s) and in the same form as Executive's benefit under the Pension Plan (with the same actuarial adjustments as used in calculating benefits under the Pension Plan). The benefit provided for in this paragraph shall be funded in a rabbi trust prior to the Change in Control. For purposes of this subparagraph (g), the benefit under clause (ii) will be calculated as though the Pension Plan and Supplemental Plan as in effect on May 10, 2001 remained the same.




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         3.       ADDITIONAL BENEFITS UPON A CHANGE IN CONTROL.

                  Upon the occurrence of a Change in Control, so long as Executive is an employee of the Company at that time, the Company will provide or cause to be provided to Executive the following rights and benefits whether or not Executive's employment with the Company or its subsidiaries is terminated:

                  (a) a lump sum payment in cash equal to the amount of Short-Term Incentive Compensation which would be payable to Executive if the company performance targets (at 100%) with respect to such incentive compensation in effect for the entire year in which the Change in Control occurred had been achieved, payable within 30 days of the Change in Control;

                  (b) the number of shares of common stock of the Company that would be payable to Executive as Performance Share Compensation under all performance share periods in progress at the date of the Change in Control as if the target goal for each such performance share period was achieved 100%, without proration for uncompleted performance share periods, provided, however, that if the Change in Control involves a merger, acquisition or other corporate restructuring where the Company is not the surviving entity (or survives as a wholly-owned subsidiary of another entity), then, in lieu of such shares of common stock of the Company, Executive shall be entitled to receive the consideration he would have received in such transaction in exchange for such shares of common stock; and provided, further, that the Company shall in any case have the right to substitute cash for such shares of common stock of the Company or merger consideration in an amount equal to the fair market value of such shares or merger consideration as determined by the Company;

                  (c) immediate vesting of all mandatory deferred shares attributable to Performance Share Compensation,

                  (d) immediate vesting of all outstanding options held by Executive under the Hillenbrand Industries, Inc. 1996 Stock Options Plan; and

                  (e) immediate vesting of all awards of Restricted Stock held by Executive under the Stock Award Agreements with Executive and Hillenbrand Industries, Inc.

         4.       GROSS-UP ON EXCESS PARACHUTE PAYMENT.

                  (a) If any benefit or payment by the Company or its subsidiaries to Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any acceleration of vesting or payment) (a "Payment") is determined to be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that the net amount of such additional payment retained by Executive, after payment of all federal, state and local income and employment taxes (including, without limitation, any federal,



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state, and local income and employment taxes and Excise Tax imposed on the
Gross-Up Payment), shall be equal to the Excise Tax imposed on the Payment. Notwithstanding the foregoing provisions of this Section 4(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the net present value of the Payments (calculated at the discount rate in effect under Code Section 280G) do not exceed 120% of the "Reduced Amount," then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. For purposes of this Section, the term "Reduced Amount" shall mean the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax.

                  (b) Subject to the provisions of Section 4(c) hereto, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accounting firm of nationally recognized standing selected by the Company and which is not serving as accountant or auditor for the Company or the individual, entity or group effecting the Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of the notice from Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to Executive within ten business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company which should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) hereof and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and the amount of the Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim;



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                           (ii) take such action in connection with contesting
         such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                           (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                           (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or federal, state and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an after-tax basis, and shall hold Executive harmless from any Excise Tax or federal, state or local income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company's control of the contest, however, shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may by, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required





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to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (e) In the event that the Excise Tax is subsequently determined to be less than initially determined by the Accounting Firm, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied in initially calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm.

         5.       CONFIDENTIALITY; NON-COMPETITION.

                  (a) Executive shall not at any time without the prior approval of the Company disclose to any person, firm, corporation or other entity any trade secret, confidential customer information, or other proprietary information not known within the industry or by the public generally regarding the business then being conducted by the Company, including, without limitation, financial information, marketing and sales information and business and strategic plans.

                  (b) Executive shall not at any time during the term of this Agreement and within three years following the termination of his employment with the Company, (i) solicit any persons who are employed by the Company to terminate their employment with the Company, and (ii) directly or indirectly (either individually or as an agent, employee, director, officer, stockholder, partner or individual proprietor, consultant or as an investor who has made advances of loan capital or contributions to equity capital), engage in any activity which he knows (or reasonably should have known) to be competitive with the business of the Company as then being carried on. Nothing in this Agreement, however, shall prevent Executive from owning, as an investment, up to two percent (2%) of the outstanding equity capital of any competitor of the Company, shares of which are regularly traded on a national securities exchange or in over-the-counter markets. The restrictions set forth in this Section 5 shall not apply in the event of a termination of Executive's employment pursuant to
Section 1.

         6. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "Annual Base Salary" means the annualized amount of Executive's rate of base salary in effect immediately before the Change in Control or immediately before the date of Termination, whichever is greater.

                  (b) "Cause" means

                      (i) embezzlement or material misappropriation of funds or property of the Company,



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                           (ii) the continued failure of Executive to perform
         substantially the Executive's duties (as of the date hereof) with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed the Executive's duties; or

                           (iii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

                  For purposes of this provision, no act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company.

                  (c)      A "Change in Control" shall be deemed to occur on:

                           (i)      the date that both

                                    (A) any person, corporation, partnership,
         syndicate, trust, estate or other group acting with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or indirectly, the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 ("Beneficial Owner"), of securities of the Company representing 35% or more of the voting power of all Company securities having the right under ordinary circumstances to vote at an election of the Board ("Voting Securities"), other than by reason of (x) the acquisition of Company securities by the Company or any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries, (y) the acquisition of Company securities directly from the Company, or (z) the acquisition of Company securities by one or more members of the Hillenbrand Family (which term shall mean [descendants of John A. Hillenbrand and their spouses, trusts primarily for their benefit or entities controlled by them]), and

                                    (B) members of the Hillenbrand Family cease
         to be, directly or indirectly, the Beneficial Owners of Voting Securities having a voting power equal to or greater than that of such person, corporation, partnership, syndicate, trust, estate or group;

                           (ii)     the consummation of a merger or
         consolidation of the Company with another corporation unless

                                    (A) the shareholders of the Company,
         immediately prior to the merger or consolidation, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of the voting power of all securities of the corporation surviving the merger or consolidation having the right under ordinary circumstances to vote at an election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company;



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                                    (B) no person, corporation, partnership,
         syndicate, trust, estate or other group beneficially owns, directly or indirectly, 35% or more of the voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation except to the extent that such ownership existed prior to such merger or consolidation; and

                                    (C) the members of the Company's Board,
         immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the corporation issuing cash or securities in the merger;

                           (iii) the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the date hereof and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

                           (iv)     the consummation of a sale or other
         disposition of all or substantially all of the assets of the Company;
         or

                           (v) the date of approval by the shareholders of the Company of a plan of complete liquidation of the Company.

                  (d) "Good Reason" means any of the following events occurring without the Executive's consent:

                           (i) the assignment to Executive of duties substantially inconsistent with his position, duties, responsibilities or status with the Company (as of the date hereof) or a substantial reduction of the Executive's duties or responsibilities, which persists for at least 30 days following written notice thereof by Executive; provided that it is specifically understood that within six months of a Change in Control the Company shall have the flexibility to appoint the Executive to a reporting relationship different from that which existed prior to the Change in Control, to make an immaterial change in Executive's duties, or to change the Executive's title provided that Executive shall not have a stature less than that of _____________________________. It is understood that equivalent positions may have different titles;

                           (ii) a failure by the Company to continue to provide to Executive compensation and benefits (including bonus opportunities) which in the aggregate are at least as great as the compensation and benefits provided prior to the Change in Control;

                           (iii) the Company's requiring Executive to be based at any office or location more than 100 miles from the location at which he performs his service for the Company, except for travel reasonably required in the performance of Executive's responsibilities, or



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                           (iv)     any failure by the Company to perform its
         obligations under Section 9 (b) hereof.

                  (e) "Pension Plan" means the Hillenbrand Industries Pension Plan of January 1, 1994 as amended from time to time.

                  (f) "Performance Share Compensation" means the Performance Share Compensation payable under Article VI of the Senior Executive Program, or any successor long-term incentive plan or program.

                  (g) "Perquisite Compensation" means the Perquisite Compensation set forth in Article VII of the Senior Executive Program, or any successor plan or program.

                  (h) "Senior Executive Program" means the Hillenbrand Industries Inc. Senior Executive Compensation Program, as it may be amended from time to time.

                  (i) "Short-Term Incentive Compensation" means the Incentive Compensation payable under Article V of the Senior Executive Program, or any successor short-term incentive plan or program.

                  (j) "Split Dollar Life Insurance Program" shall mean a program under which the Company assists the owner of an insurance policy - on the life of Executive - in the payment of premiums for the policy, as evidenced by a split dollar life insurance agreement between the owner and the Company.

                  (k) "Supplemental Pension Plan" means the Supplemental Pension Plan provided under Article IX of the Senior Executive Program, or any successor long-term supplemental pension plan or program.

         7.       NOTICE.

                  (a) Any discharge or termination of Executive's employment pursuant to Section 1 shall be communicated in a written notice to the other party hereto setting forth the effective date of such discharge or termination (which date shall not be more than 30 days after the date such notice is delivered) and, in the case of a discharge for Cause or a termination for Good Reason the basis for such discharge or termination.

                  (b) For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to 700 Highway 46 East, Batesville, Indiana 47006 provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Vice President and General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.




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         8.       NO DUTY TO MITIGATE.  Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.

         9.       ASSIGNMENT.

                  (a) This Agreement is personal to Executive and shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.

         10. ARBITRATION. Any dispute or controversy arising under, related to or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Indianapolis, Indiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator's award shall be final and binding on all parties to this Agreement. Judgment may be entered on an arbitrator's award in any court having competent jurisdiction.

         11. INTEGRATION. This Agreement supersedes and replaces any prior oral or written agreements or understandings in respect of the matters addressed hereby.

         12. AMENDMENT. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         14. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Indiana without reference to principles of conflict of laws.

         16. ATTORNEY'S FEES. If any legal proceeding (whether in arbitration, at trial or on appeal) is brought under or in connection with this Agreement, each party shall pay its own expenses, including attorneys' fees.



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         17. TERM OF AGREEMENT. The term of this Agreement shall be one (1) year commencing on the date hereof; provided however, that this Agreement shall be automatically renewed for successive one-year terms commencing on each anniversary of the date of this Agreement unless the Company shall have given notice of non-renewal to Executive at least 30 days prior to the scheduled termination date; and further provided that notwithstanding the foregoing, this Agreement shall not terminate (i) within three years after a Change in Control or (ii) during any period of time when a transaction which would result in a Change in Control is pending or under consideration by the Board. The termination of this Agreement shall not adversely affect any rights to which Executive has become entitled prior to such termination. In addition, Section 5(a) shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.

                                          HILLENBRAND INDUSTRIES, INC.

                                          By
                                             ----------------------------------


                                          Title    President and Chief Executive
                                                   Officer


                                          --------------------------------------
                                          Executive


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